Exhibit 10.6

December 27, 2004	Page 1 of 2
Dear Art:
     I am pleased to offer you the position of Senior Vice President, Finance & Administration and Chief Financial Officer of Cavium Networks (the Company), reporting directly to me, the Chief Executive Officer of the Company (This letter agreement is referred to herein as the “Offer Letter”). Your start date will be December 27, 2004.
     Your salary for this position will be $195,000 per year. There is currently no cash bonus program for Cavium Networks officers. However, if such a program is put in place, you will be eligible to participate. As a Cavium Networks employee, you are also eligible to receive certain employee benefits, including a 401(k)-retirement savings plan, health and dental insurance and all other benefits that are generally provided to Cavium Network employees.
     In addition, on your start date, you will be given the opportunity to enter into a stock purchase agreement with the Company that will give you the right to purchase 500,000 shares of Cavium Networks common stock at a purchase price of $0.40 per share, with a purchase date of December 27, 2004. Pursuant to the terms and conditions of the stock purchase agreement, the right to retain those shares will vest at a rate of 1/48th of the total shares each month and will become fully vested in 48 months, unless the vesting is accelerated in according with the following paragraph.
     In the event Cavium Networks terminates your employment without Cause (as defined in the attached appendix) or you resign for Good Reason (as defined in the attached appendix), 50% of all unvested stock and stock options (if any) with the Company will immediately vest. In the event there is a Change in Control (as defined in the attached Appendix), 100% of all unvested stock and stock options (if any) with the Company will immediately vest if any of the following events occur: (i) you are terminated or resign for Good Reason within three months prior to or 12 months following such Change in Control, or (ii) you are not offered the position of Chief Financial Officer of the surviving or continuing entity within 3 months following the Change in Control. You also agree to assist the company with the transition following the Change of Control for a period of time that is mutually agreed to at the time of the Change of Control, but not to exceed 6 months.
     Your employment with Cavium Networks constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Cavium Networks is free to conclude its employment relationship with you at any time, with or without cause or notice, provided that Cavium Networks complies with its obligations under this Offer Letter.
     For purposes of federal immigration law, you will be required to provide Cavium Networks evidence of your identity and eligibility for employment in the United States. In the event of any dispute or claim relating to or arising out of our employment relationship, you agree that all such disputes shall be fully and finally resolved by binding arbitration.
     This Offer Letter between you and Cavium Networks sets forth the terms of your employment with Cavium Networks and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by a written agreement, signed by both the CEO of Cavium and by you. If you accept the terms of this Offer Letter, please sign and return one original copy to me. Please let me know if you have any questions. Art, we all look forward to working with you!
Sincerely,
/s/ Syed Ali
Syed Ali
CEO & Chairman of the Board of Directors
Cavium Networks
ACCEPTED AND AGREED TO this December 27, 2004
/s/ Arthur Chadwick
Arthur Chadwick

APPENDIX TO OFFER LETTER
DATED DECEMBER 27, 2004,
BETWEEN CAVIUM NETWORKS AND ARTHUR CHADWICK
     “Cause” means (i) continued failure to substantially perform your principal duties and responsibilities (other than as a result of Disability or death) after thirty (30) days written notice from Cavium Networks specifying the nature of your failure and demanding that such failure be remedied; (ii) your material and continuing breach (which breach has a material adverse effect on the business of Cavium Networks) of your obligations to Cavium Networks set forth in the Offer Letter or, to the extent not inconsistent with the terms of the Offer Letter or any written policy of Cavium Networks applicable to all officers after thirty (30) days written notice from Cavium Networks specifying the nature of your breach and demanding that such breach be remedied; (iii) your conviction of a felony or crime involving moral turpitude (provided, that in the event of your arrest on charges involving a felony or crime of moral turpitude, the Company may place you on unpaid administrative leave until such charges are resolved and such action shall not constitute Good Reason); or (iv) an act or acts of dishonesty undertaken by you and intended to result in your substantial gain or personal enrichment at the expense of Cavium Networks.
     “Good Reason” means, without your written consent, (i) a reduction in your salary or target bonus or a material reduction in your benefits, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material diminution of your duties, authority or responsibilities as in effect immediately prior to such diminution (provided that the fact that Cavium Networks as a result of a Change in Control alone is no longer independent shall not be construed as a “material diminution”); (iii) your relocation to a location more than 50 miles from your current California office location; or (iv) failure of a successor company to assume and perform the obligations of Cavium Networks under the Offer Letter.
     “Change in Control” means: (i) a reorganization or merger of Cavium Networks with or into any other company which involves a sale or merger of all or substantially all of the assets or stock in Cavium Networks.

Initials:	/s/ SA Syed Ali

Initials:	/s/ AC Arthur Chadwick